NEWS RELEASE

FANSTEEL INC. - PLAN OF REORGANIZATION EFFECTIVE

NORTH CHICAGO, ILLINOIS - January 26, 2004 - Fansteel Inc. ("Fansteel" or the "Company") today announced that its amended joint reorganization plan became effective on January 23, 2004, and that Fansteel has emerged from its Chapter 11 bankruptcy as a solvent, financially rehabilitated company.

As previously reported, on January 15, 2002, Fansteel and its U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware (the "Bankruptcy Court"). On November 17, 2003, the Bankruptcy Court confirmed Fansteel and its U.S. subsidiaries' first amended joint plan of reorganization, and on December 23, 2003, the Bankruptcy Court confirmed the modifications to Fansteel and its U.S. subsidiaries' second amended joint plan of reorganization (as modified, the "Plan").

The Plan authorizes the issuance of 3,600,000 shares of common stock of the reorganized Company. The general unsecured creditors are receiving approximately 50% stock ownership. The Pension Benefit Guarantee Corporation will receive approximately 21% of the common stock being issued in the reorganization as part of the settlement of its claims related to the under-funding of the Company's now-terminated Consolidated Pension Plan. The common stockholders of pre-reorganized Fansteel are receiving 24% of the newly-issued stock. Finally, 5% of the Company's unissued Common Stock has been set aside in an employees plan, also approved as part of the confirmation.

As of the Effective Date, all existing common stock and options for Fansteel's old common stock were canceled.

Within 20 business days of the Effective Date, an initial distribution of the new common stock will be made to unsecured creditors (who will also receive an initial distribution of cash pursuant to the Plan) and shareholders. Some shares of new common stock earmarked for the general unsecured creditors will not be issued pending the outcome of negotiations and/or proceedings to determine whether currently contested claims shall be allowed. Prior to such initial distribution, trading of the new common stock may occur on a "when-issued" basis on the over-the-counter Pink Sheets. The "when-issued" status prevents clearing and settling of trades of Fansteel's new common stock during the time that the "when-issued" status is in effect.

Fansteel is a manufacturer of engineered metal components and aerospace castings used in a variety of markets including automotive, energy, military and commercial aerospace, agricultural and construction machinery, lawn and garden equipment, marine, plumbing and electrical hardware industries.

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This release contains "forward-looking statements" as defined under the Federal
Securities Laws that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct, including assumptions related to the "when-issued" status, and any other matters related to the trading of the Company's new common stock. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. The Company is not obligated to update the forward-looking statements included in this news release except as required by law.

For further information, contact:
Gary L. Tessitore
Chairman, President and Chief Executive Officer
Fansteel Inc.
847-689-4900